Exhibit 10.15

February 26, 2020

Michael Huang, M.D.

Re: Separation Agreement

Dear Mike:

This letter sets forth the terms of the separation agreement that Spruce Biosciences, Inc. (the “Company”) is offering to aid in your employment transition.

1. Separation Date; Final Pay. Your last day of work with the Company and your employment termination date is February 26, 2020 (the “Separation Date”). On that day you will be sent a check in the amount of $8,053.92, representing all remaining accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement.

2. Severance Benefits. If on or within twenty-one (21) days after you receive this Agreement you sign and return this Agreement to the Company. allow the releases set forth herein to become effective, and you comply fully with your obligations hereunder (including but not limited to your obligations to timely return all Company property under Section 6), the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a)

Severance Pay. The Company will pay you, as severance, the equivalent of six months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholding, as well as any performance based bonus associated with your work at the company (the “Severance”). The Severance will be paid in a lump sum payment on the first regular payroll date following the Effective Date (as defined in Section 10(c)).

(b)

Stock Options and Vesting. On July 27, 2017, you were granted an option to purchase 450,000 shares of the Company’s common stock (the “Initial Option”). On July 23, 2019, you were granted an option to purchase an additional 100,000 shares of the Company’s common stock (the “Second Option,” and together with the Initial Option, the “Options”). The Options were granted pursuant to the Company’s 2016 Equity Incentive Plan, stock option agreements and other applicable grant documents (collectively the “Option Documents”). Vesting of your Options and any other equity awards, if any, will cease as of the Separation Date. Except as expressly modified in this Agreement, the Options shall continue to be governed by the Option Documents.

(c)

Post-Termination Exercise Period. Subject to approval by the Board, the post-termination exercise period during which you may exercise your Options to purchase your vested shares following the Separation Date (which, under the terms of such Options, is three months following the Separation Date) shall be extended to December 31, 2020. Additionally, you acknowledge and agree that as a result of the modification of the post-termination exercise period of the Options and the tax rules applicable to incentive stock options the Options (regardless whether they were intended to qualify as incentive stock options) will hereafter be treated as non-statutory stock options. You are advised to seek independent tax advice of the consequences of such modification.

3. COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA laws on or after the Separation Date. If you elect to receive such continued healthcare coverage, the Company will directly pay, or reimburse you for the premium for you and your covered dependents, less the amount of your monthly premium contributions for such coverage prior to the Separation Date, for the period commencing on the first day of the first full calendar month following the Effective Date through the earlier of (A) the last day of the fourth full calendar month following the Effective Date and (B) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). You will notify the Company immediately if you become covered by a group health plan of a subsequent employer.

4. No Other Compensation or Benefits. You agree and acknowledge that the benefits provided in this Agreement are in lieu of and supersede any other severance payments, compensation or benefits that you may be entitled to receive from the Company under any agreement, plan or policy (including but not limited to severance benefits under that certain May 16, 2017 employment agreement between you and the Company, and under the Company’s Severance and Change in Control Policy). By executing this Agreement, you hereby further agree and acknowledge that any such other severance payments, compensation or benefits are extinguished and you waive all rights you may have to any such benefits. You further acknowledge that, except as provided in this Agreement, you have not earned and are not entitled to receive any additional compensation, severance or benefits on or after the Separation Date.

5. Expense Reimbursements. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

6. Return of Company Property. On the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including but not limited to Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information. customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers, credit cards. entry cards, identification badges and keys), and any materials of any kind which contain or embody any confidential or proprietary information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally-owned computer, server, or email system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date. or earlier if requested by the Company, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system. as requested, to verify that the necessary copying and deletion is done.

7. Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under your Proprietary Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), including your obligations not to use or disclose any confidential or proprietary information of the Company. A copy of your Confidentiality Agreement is attached hereto as Exhibit A.

8. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever: provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys. accountants, auditors, tax preparers, and financial advisors; and (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation. you agree not to disclose the terms of this Agreement to any current or former employee, consultant or independent contractor of the Company.

9. Nondisparagement. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders. parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information to the extent required by legal process.

10. Release of Claims.

(a)

General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively. the “Released Claims”).

(b)

Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary. bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options. or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract. wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation. emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act (the “ADEA”), the federal Family and Medical Leave Act, the California Family Rights Act, the California Labor Code and the California Fair Employment and Housing Act.

(c)

ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA. that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

(d)

Waiver of Unknown Claims. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as. follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any other jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

(e)

Excluded Claims. Notwithstanding the foregoing. the following are not included in the Released Claims (the “Excluded Claim”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

11. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

12. Protected Activity. Notwithstanding any provision in this Agreement to the contrary, nothing herein shall prevent you from disclosing the fact or terms of this Agreement as part of any government investigation. or prohibit you from filing a charge. complaint, or report with. or otherwise communicating with. providing information to, cooperating with, or participating in any investigation or proceeding by or before the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (the “SEC”), or any other federal, state or local government agency or commission. While this Agreement does not limit your right to receive an award for information provided to the SEC, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

13. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked. have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act. any applicable law or Company policy, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

14. Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims or causes of action arising from or relating to the enforcement, breach. performance, negotiation, execution or interpretation of this Agreement, your employment or the termination of your employment including but not limited to statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment -arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

15. Miscellaneous. This Agreement, including the previously signed Confidentiality Agreement, constitutes the complete. final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable. in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and date below and return the original to me no later than March 18, 2020, which is 21 days after the date of this letter. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

We wish you the best in your future endeavors.

Sincerely

/s/ Richard King
Richard King,
President and CEO
Spruce Biosciences

Acknowledged and accepted:

/s/ Michael Huang, M.D.
Michael Huang, M.D.
Dated: 27 February 2020